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                                                                EXHIBIT 10.102

                                  Pan American

                                   Bank, FSB

                             San Mateo, California



                    Service Agreement Between FPS GOLD/(R)/
                           And Pan American Bank, FSB
                                  June 5, 1998
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                                 FPS GOLD/(R)/
                       ON-LINE COMPUTER SERVICE AGREEMENT


This Agreement dated June 19, 1998, is made and entered into between DHI Computing Service, Inc., a Utah corporation, doing business through a division known as FPS GOLD (hereinafter referred to as "FPS"), and the following user (hereinafter referred to as "User") of the computer services described herein:

                    User's Name:                Pan American Bank, FSB.
                    Address:                    1300 South El Camino Real Suite 320
                    City, State, Zip Code:      San Mateo, CA 94402-2962
                    Telephone:                  650-345-1800

This agreement sets forth the terms and conditions under which FPS shall process data for the User and provide related services as herein set forth. In consideration of the mutual promises set forth herein, the parties agree as follows:

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1.  SERVICES

1.1 Connection of Remote Units to CPU. FPS has central processing computer equipment ("CPU") capable of communicating with FPS-approved in-house electronic computer equipment ("remote units") in an on-line mode. The equipment presently constituting the CPU and the related computer equipment of FPS which is integral to FPS' utilization of the CPU for the benefit of User is described in Exhibit "A." Pursuant to this Agreement, FPS will permit the User to connect its remote units to the CPU and receive the services and the reports described in this Agreement. The remote units which the User presently has available to it or which the User will promptly acquire are also set forth in Exhibit "A." Such remote units are approved by FPS as being of the type capable of transmitting data to and receiving reports from FPS and functioning as remote units under this Agreement.

1.2 Reports and Services; Data Transmission. FPS agrees to process data transmitted to it by the User and with the data base thereby produced to provide the User with reports and services described in Exhibit "B." Standard reports and services described in Exhibit "B" shall be provided automatically and optional reports and services described in Exhibit "B" shall be provided upon the User's written request. The User agrees to transmit and deliver to FPS' processing center the data required for FPS to process such data and produce said reports. The data shall be transmitted and delivered in the format reasonably designated and approved by FPS. The User assumes full responsibility for the timely and accurate transmission and delivery of the data. If the data transmitted and delivered to FPS is incorrect, incomplete, or in a format unapproved by FPS, then the User agrees to pay reasonable charges to FPS for any services which it may render at its option, but without obligation to do so, in preparing or correcting the data or the format of the data.

1.3 On-Line Transmission. The on-line transmission hours shall be from 8:30 a.m. to 7:30 p.m., Monday through Friday, except on those state and federal holidays when the User is permitted to be closed for business under applicable laws. On-line transmission shall also be available from 9:00 a.m. to 4:00 p.m. on Saturdays, except those holidays as described above, at the additional charge set forth in Exhibit "C." All times set forth herein are Mountain Time (Standard or Daylight, as may then be in effect).

1.4 Printed Forms. FPS shall provide standard paper stock for reports printed by FPS at its processing center or its other printing facilities. If the User wants its reports printed on social preprinted forms, or on custom FPS laser-printed forms, such forms shall be supplied and paid for by the User. All such special forms shall be subject to FPS' approval as to format. FPS agrees, at the User's request, to store a reasonable supply of such User forms at the FPS printing facility, and the User or its designated agent shall have the sole responsibility for the replenishment of said supply. The User shall provide all standard paper stock, as well as special forms, for reports printed by remote units at the premises of the User.

1.5 Availability of Reports. The daily reports described in Exhibit "B" will normally be available to the User by 8:00 a.m., Mountain Time, on the first day on which the User is open for business after the day on which the data reflected on the reports was transmitted to FPS. If the User has on-line remote printing capability, FPS will, at the Users' request, transmit the daily reports to the User on-line. If the User does not have or elects not to use remote printing capability, the User shall have full responsibility for the pickup of reports from FPS' processing center in Provo, Utah, or at any remote printing facility of FPS which the User considers more convenient to it, whether using a common carrier or other courier. As a convenience to the User, FPS may from time totime, at its option and at the request of the User, deliver reports to the User at locations and for a fee to be agreed upon. If FPS delivers the reports and if agents of the User who are to receive the reports are not present at the time of delivery, the reports may nevertheless be left at the agreed locations and the User assumes all risk of loss with respect thereto, unless the User and FPS have agreed in writing in advance on some other procedure to be followed in the event of absence of the User's agents. The User may use the on-line mode to generate reports in addition to those described in Exhibit "B."
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1.6  Examination of Reports by the User; Notification of Errors.  The User
agrees to follow the procedures outlined in FPS instruction manuals, bulletins, and orientation classes to monitor the accuracy and completeness of the reports received from FPS pursuant to this Agreement. Additionally, the User agrees to establish its own internal accounting and other control procedures necessary to properly balance the reports on a daily basis. The User shall promptly, and in no event later than 96 hours after FPS has made a report available to the User, notify FPS of any errors or omissions in the report.

1.7 Obligation of FPS to Modify Reports and Services. FPS agrees to use prompt and commercially reasonable efforts to provide raw reports and services or modify existing reports and services as are required by any governmental regulatory agency having jurisdiction over the User. FPS agrees to notify the User of new reports and services and of modifications to reports and services. The User shall pay its pro rata share (determined by the number of User customer accounts serviced by FPS in relation to the total number of customer accounts serviced by FPS for all of its financial institution users subject to such regulatory agency) of reasonable charges (as that term is defined in Section 9.2 herein) for the development of such new or modified reports or services. The User shall also pay reasonable charges for the use of such new or modified reports or services. All software programs for such new or modified reports and services shall be the sole and exclusive property of FPS, as provided in Section
5.10 herein, except as otherwise agreed in writing by the parties.

1.8 Right of FPS to Modify Reports and Services. In addition to modifications made under the circumstances described in Section 1.7, FPS reserves the right to modify its reports and services under this Agreement from time to time as long as no such modification will materially diminish the quality of reports and services provided hereunder. FPS will notify the User of any modifications made by it.

1.9 Additional Reports and Services Requested by User. Upon written request from the User from time to time, but subject to agreement by FPS after receipt of any such request, FPS shall use its best efforts to provide and perform additional data processing reports and services which the User may reasonably need. The User agrees to pay reasonable charges for the development and use of such additional reports and services.

2.  EQUIPMENT

2.1 Remote Units. The User shall obtain a sufficient number of FPS-approved remote units and appropriate telephone data communications equipment so that the User can transmit on-line to FPS the data to be processed by FPS under this Agreement and receive from FPS the on-line data at the remote units. FPS has no obligations whatever with respect to the remote units or the telephone communications equipment.

2.2 Transmission Lines. Except as set forth in Section 7.6, FPS shall arrange with the appropriate telephone companies for the necessary

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transmission lines for the transmission of data between the User and FPS, but
FPS has no other obligations whatever with respect to such transmission lines.

2.3 Telephone Company Charges. The User shall pay all telephone company charges for lines and equipment used in connection with the on-line services provided by FPS. If any part of such lines or equipment is used jointly by the User and any other party, FPS shall allocate the portion of the charges related thereto which shall be paid by the User, and any such allocation reasonably made by FPS shall be binding on the User. The User shall promptly reimburse FPS for any telephone company charges to be paid by the User which are initially paid by FPS, together with a reasonable charge for FPS overhead.

3.  TRAINING

3.1 Conversion Training. FPS shall provide to the User eight (8) person weeks of training (or the equivalent of 320 hours of training by one individual) for key personnel of the User who will be responsible for training other employees of the User. Except as the parties otherwise agree in writing, five (5) of the person weeks of conversion training will be at FPS' facilities in Provo, Utah, and the remaining three (3) person weeks of conversion training will be at the User's facilities. The charge which the User agrees to pay FPS for such
training is  $     0      .  All training shall be at times reasonably
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convenient to both parties.  Each party shall pay its own travel and related living expenses. FPS estimates that the amount of training set forth above will be needed to train each qualified key employee in the use of the FPS systems. However, additional training may be needed depending upon such employee's qualifications and the amount of time and effort exerted by such employee in learning the systems outside of the training sessions. The User agrees to require its employees being trained to follow FPS' reasonable training recommendations, including recommendations for outside study and other training activities.

3.2 Systems Manuals. FPS shall provide to the User, without additional charge, three sets of detailed systems manuals for the reports and services described in Exhibit "B." Prior to the execution of this Agreement, the User has received and has had opportunity to carefully review FPS' current systems manuals. FPS shall periodically send to the User updates for the manuals as new or modified reports and services are provided by FPS.

4.  CHARGES FOR SERVICES

4.1 Charge for Conversion of Records. For conversion of the User's records from its existing processor to FPS' on-line system, the User agrees to pay FPS a
one-time charge of $    0     . This amount is payable at the time of execution
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of this Agreement and is in addition to other charges payable hereunder.  The
User agrees to assist with the conversion procedure in whatever ways FPS reasonably requests. The User shall be responsible for verifying the accuracy of the data base after its conversion and for notifying FPS of any errors therein. FPS shall be responsible for the correction of errors within a reasonable time after receipt of such notification to the extent the errors are the result of FPS programming. The User shall be responsible for the correction of errors which are not the result of FPS programming.

4.2 Amount of Charges. The charges to be paid to FPS by the User for the reports and services described in Exhibit "B" are set forth in Exhibit "C." All of the charges shall be subject to increase by FPS from time to time upon at least 90 days advance written notice; provided, however, in no event may any increase be effective prior to one year from the date of this Agreement, and in no event may the increased charges exceed the charges set forth in Exhibit "C" by a percentage which exceeds the percentage increase in the Consumer Price Index ("CPI-U") between the month in which this Agreement is executed and the most recent month preceding the notification of such increased charges for which the CPI-U is available. The CPI-U means the "Consumer Price Index -Seasonally adjusted U.S. City Average For All Items For All Urban Consumers (1982-84=100)" published by the Bureau of Labor Statistics of the United States Department of Labor or, if such index is unavailable, any other consumer price index reasonably selected by FPS.

4.3 Statements for Services. Statements for services described in Exhibit "B" will be submitted to the User monthly for the preceding calendar month, and the User agrees to pay such statements, without any offset or deduction, within 10 working days after the date of receipt thereof. Statements for telephone company charges pursuant to Section 2.3 and statements for other amounts to be paid by the User pursuant to this Agreement will also be submitted to the User monthly and shall be paid to FPS within 10 working days after the date of receipt thereof.

4.4 Late Charges. The User agrees that, at the option of FPS, the amount of any late payment shall bear interest at the rate of 1 1/2 percent per month (or fraction thereof) from the due date until paid; provided, however, in no event shall the amount of interest exceed the maximum permitted by applicable law.

4.5 Taxes. The User agrees to pay when due all sales, use, or other taxes (except a tax on FPS' net income) in connection with the transactions contemplated by this Agreement. Failure of FPS to collect any such tax in connection with any statement for services to which it relates shall in no way release the User of its obligation under this Section 4.5.

5.  TERM OF AGREEMENT AND DEFAULT

5.1 Initial Term. The initial term of this Agreement shall commence on the date of this Agreement and continue until three years after the User goes on-line with the CPU in connection with its regular business.

5.2 Extended Terms. The initial term of this Agreement shall automatically be extended for additional successive terms of three years each unless either party gives written notice of its election not to extend at least 180 days prior to the end of the initial term or any extended term. For purposes of this Agreement, the "term" includes the initial term and each extended term.

5.3 Federal and State Agencies. If at any time any provision of this Agreement would put the User in violation of a mandatory requirement of any federal or state governmental agency and if FPS is unwilling, within 30 days after written notice thereof from the User, to amend this Agreement to eliminate such violation, then the User shall have the right on 30 days additional written notice to FPS lo terminate this Agreement.

5.4 Material Default by User. If at any time the User materially defaults in the performance of its obligations hereunder and FPS gives written notice to the User specifying the default, FPS may terminate this Agreement unless such specified default is cured by the User within 30 days following such notice. Termination of this Agreement shall not relieve the User of its obligation to pay for services rendered prior to termination and to pay for all other amounts owing hereunder. If there is a bona fide dispute as to whether the User is in material default, FPS agrees, notwithstanding anything in this Agreement to the contrary, to continue providing services to User as long as the User pays, in accordance with this Agreement, the charges owed for such services.

5.5 Liquidated Damages. In the event of termination of this Agreement by FPS pursuant to the provisions of Section 5.4 herein, or in the event of any termination of this Agreement by the User other than as permitted in accordance with the provisions of Section 5.6 or Section 5.7 herein, the User shall pay to FPS, as liquidated damages and not as a penalty, in addition to all other amounts then owing hereunder, 65 percent of the projected charges which would become payable by the User between the date of termination and the end of the then current term of this Agreement. If the User fails to use, or discontinues the use of, or substantially reduces its use of (in addition to any reduction in use resulting from a reduction in the User's business), the services of FPS, such failure, discontinuance, or substantial reduction shall be deemed a termination of this Agreement by the User. For purposes of this Section 5.5:
(a) projected monthly charges for each month after the date of termination shall be deemed equal to the average of the monthly charges billed to the User by FPS for the six calendar months (or lesser number if charges have only been billed for a shorter time) preceding the month in which the date of termination occurs or, (b) if charges have not yet been billed to the User, projected monthly charges for each month after the date of termination shall be deemed equal to the average monthly charges which would have been payable by the User for the three calendar months preceding the month in which termination occurs, such average monthly charges to be calculated by FPS in a reasonable manner assuming the User had been on-line with the CPU with all of its business during such three-month period. This provision for liquidated damages has been agreed to because of the difficulty which the parties acknowledge exists in determining actual damages because of their indefiniteness. The amount of the liquidated damages is a reasonable estimate by the parties of actual damages.

5.6 Material Default by FPS. If, at any time during the term hereof, FPS materially defaults in the performance of its obligations hereunder, the User shall give written notice to FPS specifying the default. If such specified default is not cured by FPS within 30 days following such notice to FPS, then the User May terminate this Agreement by written notice to FPS.

5.7 Other Rights of Termination by User. In addition to any termination of this Agreement by User pursuant to Section 5.6, the User shall have the right to terminate this Agreement upon the occurrence of any of the following events:
(a) any failure by FPS, after using prompt and commercially reasonable efforts required pursuant to Section 1.7, to provide new reports or services or modify existing reports or services as required by regulatory agencies; or

(b) any failure by FPS, after using prompt and commercially reasonable efforts to cure any breach of warranty under Section 6.1, or to correct any defect constituting a breach of warranty under Section 6.2; or

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(c) any exercise by the User of a right to terminate pursuant to Section 5.3 herein in the event FPS is unwilling to amend this Agreement under the circumstances set forth in said section.

5.8 Cooperation on Termination. Upon the termination or expiration of this Agreement, and upon full payment to FPS of all charges for services and other amounts owing hereunder (except to the extent such amounts are the subject of a bona fide dispute between the parties), FPS will cooperate with the User to effect an orderly transition to the User or its new processor of all data stored by FPS relating to the User's records and accounts. As part of such transition, FPS, at the request of the User, will deliver such data to the User or its new processor either on tape or on printout, or both, and the User agrees prior to such delivery to pay FPS the reasonable cost thereof, including the cost of any required computer and programmer time used in preparing the tape or the printout.

5.9 Notification. In the event either party gives written notice of its election pursuant to Section 5.2 not to extend the term of this Agreement, or in the event either party gives written notice of default pursuant to Sections 5.4 or 5.6 which might lead to a termination of this Agreement, or in the event of any other action to terminate this Agreement by either party, or in the event of any material change in reports or services to be provided by FPS pursuant to this Agreement, the User agrees promptly to notify each federal and state agency having jurisdiction over the User to the extent the policies of such agency require notification. The User agrees to notify FPS in writing of the name and address of each federal and state agency to which notification is to be sent by FPS pursuant to this Section 5.9.

5.10 Ownership of Programs. All data processing programs developed by FPS or at any time used by FPS in connection with this Agreement, and all systems manuals and other documentation prepared by FPS, are and shall remain the sole and exclusive property of FPS, and the User acknowledges that it has and will have no right, title, or interest therein.

6.  WARRANTIES; CORRECTION OF ERRORS

6.1  Year 2000 Warranty; Limited Remedy.

(a) Modification of FPS Programs. Most of the FPS data processing programs which will be utilized by FPS to provide reports and other services pursuant to this Agreement were developed, or have already been modified, to accommodate the transition to the year 2000. FPS is currently modifying and testing its remaining data processing programs and expects to complete this effort on or before December 31, 1998.

(b) Progress Reports. Between the date hereof and January 1, 2000, FPS shall provide User with monthly reports with respect to its modification and testing efforts and other year 2000 issues.

(c) Date for Compliance; Warranty. FPS warrants that commencing on or before January 1, 1999, FPS will be Year 2000 Compliant. The term "Year 2000 Compliant " means that reports and other services provided by FPS pursuant to this Agreement will be capable of accounting for: (i) data which represents or references different centuries or more than one century either by utilizing four digit years or by interpreting two digit years from 50 to 99 as twentieth century dates and two digit years from 00 to 49 as twenty-first century dates, and (ii) the fact that the year 2000 is a leap year.

(d) Testing. FPS will provide a mainframe computer on which the User and other users will be able to conduct extensive on-line tests in a test environment (which will be separate from the production environment) in which to verity that the FPS data processing programs are Year 2000 Compliant. Such testing will be available no later than the date on which FPS deems itself to be Year 2000 Compliant. The User agrees to participate in such testing and to promptly notify FPS of any errors.

(e) Remedies. In the event of any material breach of the warranty in part (c) above, the User agrees lo promptly provide evidence thereof to FPS. FPS agrees to use prompt and commercially reasonable efforts to cure such breach, and, if FPS does so, the User shall have no other remedy. However, if FPS is unable to cure any such breach within a reasonable period of time, then the User shall have the right to terminate this Agreement without any obligation for liquidated damages. With respect to any such breach which is communicated to FPS on or before March 31, 1999, a reasonable time to cure shall not extend beyond June 30, 1999.

(f) Ancillary Services. FPS is a facilitator through which certain other entities provide services (the "Ancillary Services") for the benefit of the User or its customers. Ancillary Services may include, without limitation, services relating to ATMs, check inclearing, statement rendering, the Federal Reserve System, credit bureaus, and major investor servicers. FPS makes no representation or warranty as to whether the AncillaryServices, to the extent dependent on such other entities, will be Year 2000 Compliant as of any date. If any such entity fails to become Year 2000 Compliant prior to June 30, 1999, FPS intends to identify alternative providers for such services.

6.2 Other Warranties; Limited Remedy. FPS warrants that it has and will have the right to use the computer data processing programs which will be utilized to provide the reports and services described in Exhibit "B". FPS also warrants that the computer data processing programs currently utilized by FPS to provide the reports and services described in Exhibit "B" function substantially in accordance with FPS' current systems manuals and that the computer data processing programs as changed or modified by FPS from time to time to provide new or modified reports and services in accordance with Sections 1.7 and 1.8 herein will function substantially in accordance with the systems manuals as updated by FPS from time to time to reflect such changes and modifications.

If the data processing programs utilized from time to time to provide the reports and services described in Exhibit "B" do not function substantially in accordance with FPS' then current systems manuals, the User agrees promptly to provide evidence thereof to FPS. FPS agrees to use prompt and commercially reasonable efforts to correct the defect in the programs, and, if FPS uses prompt and commercially reasonable efforts to correct the defect, the User shall have no other remedy. However, if FPS is unable within a reasonable time to correct any such defect representing a breach of the warranty, then the User shall have the right to terminate this Agreement.

6.3  Disclaimer of Other Warranties.  EXCEPT AS STATED IN SECTIONS 6.1 and
6.2, THERE ARE NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4 Correction of Errors. FPS agrees to utilize commercially reasonable care in providing the reports and performing its services under this Agreement, but FPS gives no assurance that the reports or services will be free from errors. The User acknowledges that data processing entails the likelihood of some human and machine errors. If any errors in reports or services are caused by FPS, FPS will exercise prompt and commercially reasonable efforts to correct such errors at no additional expense to the User, and, unless such errors are caused by the gross negligence or willful misconduct of FPS, FPS shall have no other liability with respect thereto. To the extent FPS is precluded from access to the means to correct such errors because such means are under the User's control, then the responsibility of FPS to correct errors shall be limited to notifying the User of the method by which the errors may be corrected. The obligation of FPS in this Section 6.4 is subject to the User's obligation to notify FPS in accordance with Section 1.6.

7.   CONFIDENTIAL INFORMATION; STORAGE; DISCLOSURE AND AUDIT

7.1 Confidential Information - Duty of User; Return to FPS. The User shall use commercially reasonable efforts to preserve the confidentiality of all information which it receives relating to the business methods, systems, data processing programs, systems manuals, training aids, other documentation, and procedures of FPS, or relating to other customers of FPS, and the User will in all events use the same standard of care with respect thereto which it uses with its own materials which are of a confidential nature. Upon termination of this Agreement for any reason, the User agrees promptly to return to FPS all systems manuals, training aids, and other documentation and materials containing proprietary information of FPS, and all copies thereof.

7.2 Confidential Information - Duty of FPS. FPS shall use commercially reasonable efforts to preserve the confidentiality of all financial, personal, and other information it receives relating to the User, and the accounts which third parties have with the User, and FPS will in all events use the same standard of care with respect thereto which it uses with the confidential materials of other users. Disclosures by FPS to federal and state agencies having jurisdiction over the User, in accordance with other provisions of this Agreement and applicable law, shall not constitute a violation by FPS of its obligations under this Section.

7.3 Security. The User shall be solely responsible for monitoring the individuals who have access to reports received from FPS and who have access to the remote units which are connected in an on-line mode to the CPU. The computer processing programs utilized by FPS to provide the services under this Agreement will have certain control features for on-line interrogation which will be described in the systems manuals, but the User will be responsible to determine the adequacy of and to implement those controls.

7.4 Storage. The User agrees to maintain source data, original entry microfilm, and the tapes or printouts to enable the User to reconstruct records in any situation in which reconstruction is necessary. FPS agrees during the term of this Agreement to preserve each day's daily backup file for seven days,

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month-end records for 90 days, and year-end records for three years. One set of daily records and another set of month-end records will be stored at the FPS processing center, and another set of each will, for security purposes, be stored at a different location. All storage shall be consistent with general industry standards for preservation of data processing records.

7.5 Cooperation In Audits. The parties agree that all data in the possession of FPS relating to the User shall be subject to examination and audit by examiners of any federal or state agency having jurisdiction over the User, and the User's internal auditor or their designees. Any such federal or state agency or internal auditor shall also have the right to observe the processing of the User's data at FPS' processing center and to ask for and receive from FPS any reports, summaries, or information contained in or derived from such data. FPS will provide verifications and trial balances and will permit programming examination (after normal on-line operation hours) as necessary to meet the User's audit requirements. The User shall pay reasonable charges made for all special programming and all computer usage, in excess of that described in Exhibit "B", which is required in connection with such audits and examinations.

7.6 Disaster Protection. FPS shall identify emergency procedures and an alternate location for the processing by FPS of the data supplied by the User in case of a disaster at FPS' processing center. All such emergency procedures and such alternate location shall be determined by FPS in its discretion and shall be addressed annually in the third party review provided pursuant to Section 7.7 herein. However, communication in an on-line mode between the User's remote units and any such alternate location will require transmission lines and equipment which shall be the responsibility of the User and not FPS and which cannot be expected to be readily available in case of a disaster unless the User makes adequate prior arrangements for such lines and equipment. Upon request, the results of periodic disaster tests shall be made available to the User. FPS agrees to release the information necessary to allow the User to develop a disaster contingency plan which will work in concert with FPS's plan.

7.7 Third Party Review. Upon request, FPS shall provide the User and any federal or state agency having jurisdiction over the User (to the extent the policies of such federal or state agency require a copy) with a copy of its annual third party review, together with a statement from the reviewing auditor indicating the review was performed in accordance with Bulletin PA-7-1A and "Audits of Service Center Produced Records" published by the American Institute of Certified Public Accountants or any other generally recognized standards for third party services. In addition, FPS shall provide the User and any such federal or state agency with a copy of its management memorandum detailing its response to the issues raised in such annual review. The User and any such federal or state agency shall have the right to review the internal security controls at FPS' processing center.

7.8 Financial Statements. Upon request, FPS agrees annually lo provide the User and any federal or state agency having jurisdiction over the User with a copy of FPS' current audited financial statement to the extent required by such agency.

7.9 Powers of Regulatory Authorities. The parties acknowledge that any federal or state agency having jurisdiction over the User may, to the extent provided by applicable law, have rights and powers relating to the services performed by FPS under this Agreement in addition to those set forth herein.

8.  LIMITATIONS

8.1 Events Beyond Reasonable Control of FPS. FPS shall have no liability to the User or to any other person for damages, delays, or loss of data which may be caused by acts or omissions of any governmental authority, or by fire, heat, storm, water, flood, lightning, wind, earthquake, other acts of God, accident, acts of the public enemy, wars, rebellion, insurrection, riot, sabotage, strike, telephone line or equipment failure, CPU or other equipment failure or malfunction, power failure, or any other events beyond the reasonable control of FPS. Notwithstanding the foregoing, FPS shall not be relieved of liability under this Section 8.1 for failures or malfunctions of the CPU or other equipment under FPS' control unless such equipment is maintained in accordance with commercially reasonable standards.

8.2 Limitation of Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL FPS BE LIABLE TO USER OR ANY THIRD PARTY FOR ANY LOSS OF PROFITS OR OTHER CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES ARISING FROM THIS AGREEMENT OR ITS PERFORMANCE OR FAILURE OF PERFORMANCE, EVEN IF FPS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Without limiting the foregoing, the total liability of FPS for any and all claims in any way related to this Agreement, and any performance or nonperformance by FPS hereunder, regardless of the form of action, whether in contract or in tort, including negligence, shall in no eventexceed the greater of (a) $50,000, or (b) four times the average monthly charges paid by the User to FPS pursuant to this Agreement during the 12 months immediately preceding the date on which the User first gives FPS written notice of any such claim.

8.3 Allocation of Risk. The limitations and disclaimers with respect to warranties, remedies, and damages set forth in this Agreement are protective of FPS but nevertheless reflect an acceptable allocation of risk to the User.

8.4 Third Party Claims. The User agrees to indemnify and hold FPS harmless from any and all claims asserted against FPS by any customer, employee, or agent of the User or any other person who may be affected by the reports and services of FPS, except for claims in which it is alleged that the data processing programs or other documentation or materials utilized by FPS to provide the reports and services infringe a U.S. patent, copyright, or other proprietary right belonging to any third party.

9.  MISCELLANEOUS

9.1 Notice. All notices given under this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by overnight courier, to FPS GOLD, Attention: President, at 1525 West 820 North, Provo, Utah, 84601, and to the User at the address set forth at the beginning of this Agreement. Notice shall be considered received on the second day after posting, when mailed as described above, or upon receipt when by overnight courier. Notice may also be given to a party by personal service upon an officer thereof. Either party, upon notice to the other, may change any name or address to which future notices may be sent.

9.2 Reasonable Charges. The term "reasonable charges" in this Agreement means charges reasonably determined by FPS for the reports or services to which they relate, which shall include a charge for programming, clerical and other personnel and for CPU or other equipment usage involved in providing reports or performing services, all at the then standard hourly rates charged by FPS for such personnel and such equipment usage, plus all travel expenses, telephone, postage, supply costs and other costs reasonably incurred in connection with such services.

9.3 Governing Law and Limitation on Actions. This Agreement is entered into in the State of Utah and in all respects shall be construed, interpreted, and governed by the laws of the State of Utah. No claim arising out of or relating in any manner to transactions under this Agreement may be asserted by either party more than 18 months after the cause of action has arisen.

9.4 Entire Agreement; Modification. This Agreement and its exhibits set forth the entire agreement and understanding of the parties, and supersedes all prior agreements, written or oral, between the parties. No renewal or modification or waiver of any of the provisions herein contained, or any future representation, promise, or condition in connection with the subject matter hereof, shall be binding upon the parties unless made in writing and signed by the parties to this Agreement. A mere acknowledgment of any action inconsistent with the terms of this Agreement shall not be deemed an acceptance or approval of such inconsistent action.

9.5 Effect of Invalid or Unenforceable Provision. This Agreement, to the extent possible, shall be construed so as to give validity to all the provisions hereof. Any provision of this Agreement found to be invalid or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be enforced to the fullest extent permitted by applicable law.

9.6 Arbitration. Any claim arising out of or relating to this Agreement shall be settled by arbitration at Salt Lake City, Utah, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each arbitrator shall have a knowledge of financial institution electronic data processing practices.

9.7 Binding Effect. This Agreement may not be assigned by either party without the prior written approval of the other party except to a successor in interest to the business (or, in the case of FPS, the financial institution data processing business) of the assigning party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

9.8 Authorization. Each party represents and warrants that execution and delivery by it of this Agreement and performance of its obligations hereunder has been duly authorized and will not constitute a breach of any other contract by which it is bound.

9.9 Waiver. Waiver of any default hereunder by either party shall not constitute a waiver of any subsequent default.

9.10 Section Headings. The section headings in this Agreement are included only for purposes of convenient reference, and they shall not affect the interpretation of this Agreement.

9.11 Miscellaneous. In interpreting words used herein, unless the context shall otherwise indicate, the singular shall include the plural, the plural shall include the singular, and the use of any one gender shall include all genders.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date written at the beginning hereof.
DHI Computing Service, Inc., dba FPS Gold


By:   /s/ B. Lynn Crandall
     -----------------------------------------------------
          B. Lynn Crandall/Chief Executive Officer


User:  Pan American Bank, FSB.


By   /s/ Carol M. Bucci
     -----------------------------------------------------
          Authorized Signature

Name     Carol M. Bucci
     -----------------------------------------------------
          (Type or Print)

Title    Senior Vice President
     -----------------------------------------------------

                                 FPS GOLD/(R)/
                       ON-LINE COMPUTER SERVICE AGREEMENT
                                   AMENDMENT

This Amendment dated this            amends that certain On-line Computer
                          --------,
Service Agreement (the "Agreement") dated                  between DHI Computing
                                          ---------------,
Service, Inc., dba FPS GOLD and PAN AMERICAN BANK, FSB. (the "User"). Any provisions of the original Agreement which are in conflict or are inconsistent with the provisions of this Amendment shall be superseded by this Amendment and all provisions not hereby amended shall remain in full force and effect.

For good and valuable consideration, receipt and sufficiency whereof and hereby acknowledged, the parties agree as follows:

Section 1.3 On-line Transmission. This section is changed in its entirety to read as follows: The on-line transmission hours shall be from 7:30 a.m. to 6:30 p.m., Monday through Friday, except on those state and federal holidays when the User is permitted to be closed for business under applicable laws. On-line transmission shall also be available from 8:00 a.m. to 3:00 p.m. on Saturdays, except those holidays as described above, at the additional charge set forth in Exhibit "C." All times set forth herein are Pacific Standard Time (Standard or Daylight, as may then be in effect).

Section 1.6 Examination of Reports by the User; Notification of Errors. The last sentence in this section shall be changed to read as follows: The User shall promptly, and in no event later than 96 hours after FPS has made a report available to the User, (120 hours if a holiday weekend applies), notify FPS of any errors or omissions in the report.

Section 1.7 Obligation of FPS to Modify Report and Services. A sentence is added to the end of this section to read as follows: In the event FPS is unable to provide required regulatory changes, the User shall give FPS written notice of FPS' inability to provide such reports and services, and if such specified default is not cured by FPS within 30 days following such notice to FPS, then the User may terminate this Agreement by written notice to FPS as provided in
Section 5.6 of this Agreement.

Section 1.8 Right of FPS to Modify Reports and Services. The last sentence in this section shall be changed to read as follows: FPS will notify the User of any modifications made by it through the FPS update procedures.

Section 1.9 Additional Reports and Services Requested by User. The last sentence in this section shall be changed to read as follows: FPS will notify the User of the time frame and charges to complete such services, at which time the User agrees to notify FPS of its intent to have such modifications made to the system, and to pay reasonable charges for the development and use of such additional reports and services.

Section 2.3 Telephone Company Charges. The last sentence in this section shall be changed to read as follows: The User shall promptly reimburse FPS for any telephone company charges to be paid by the User which are initially paid by FPS, together with a reasonable charge for FPS overhead not to exceed 10 percent.

Section 4.1 Charge for Conversion of Records. The fifth sentence in this section shall be changed to read as follows: FPS shall be responsible for the correction of errors within a commercially reasonable time not to exceed 2 weeks after receipt of such notification to the extent the errors are the result of FPS programming.

Section 4.2 Amount of Charges. The second sentence in this section shall be changed to read as follows: All of the charges shall be subject to increase by FPS, from time to time, but not more than once per year, upon at least 90 days written notice; provided, however, in no event may any increase be effective prior to one year from the date of this Agreement, and in no event may the increased charges exceed the charges set forth in Exhibit "C" by a percentage which exceeds the percentage increase in the Consumer Price Index ("CPI-U") between the month in which this Agreement is executed and the most recent month preceding the notification of such increased charges for which the CPI-U is available.

Section 4.3.1 Disputed Amounts.  This section to be added to the end of Section
4.3 Statements for Services. (a) If the User in good faith disputes any amounts invoiced hereunder, User will provide written notification of such dispute to FPS, setting forth the reason for the dispute. Such notice will be given prior to the date that the disputed payment is due to FPS. The User may elect to withhold payment of any validly disputed amount until the dispute is resolved by the parties, or unless the User is otherwise required to pay the disputed amount to an escrow agent or to FPS in accordance with the dispute resolution process set forth in this Agreement. If the dispute involves only a portion of such invoice, the User agrees to withhold only the disputed amount and to timely pay the undisputed portion of the amount invoiced. The parties agree to immediately negotiate in good faith to resolve the dispute. If the dispute cannot be resolved prior to the date when the amounts would be otherwise due hereunder, then FPS may, at its option, require that the amount withheld in dispute be paid over to an escrow agent mutually agreed upon by FPS and the User, pending the resolution of such dispute. If the parties are unsuccessful in resolving such dispute within thirty (30) days after the date of the written notice of dispute from the User to FPS, then either party may initiate the dispute resolution processes provided for in this Agreement. Any moneys held by the escrow agent in the escrow fund will be invested by the escrow agent in interest bearing federally insured instruments. The party receiving funds from such escrow will also receive the interest earned on that portion of the escrowed funds so received, and will pay a portion of the fees of the escrow agent based upon the pro rata portion of the funds not received. (b) If the User in good faith disputes any amounts previously paid by the User to FPS hereunder, the User will provide written notice of such dispute to FPS within (3) months of the date the disputed amount was paid to FPS, setting forth the reason for the dispute. FPS agrees to respond within ten (10) days after receipt of such notice, setting forth FPS' position with respect to the disputed matter. The parties agree to immediately negotiate in good faith to resolve the dispute. If the dispute is not resolved within thirty (30) days following the initial notice by the User to FPS, then the User may, at its option, require that the amount withheld in dispute be paid over to an escrow agent mutually agreed upon by FPS and the User, pending the resolution of such dispute. If the parties are unsuccessful in resolving such dispute within thirty (30) days after the date of the written notice of dispute from the User to FPS, then either party may initiate the dispute resolution processes provided for in this Agreement. Any moneys held by the escrow agent in the escrow fund will be invested by the escrow agent in interest bearing federally insured instruments. The party receiving funds from such escrow will also receive the interest earned on that portion of the escrowed funds so received, and will pay a portion of the fees of the escrow agent based upon the pro rata portion of the funds not received.

Section 5.2 Extended Terms. The first sentence in this section shall be changed to read as follows: The initial term of this Agreement shall automatically be extended for additional successive terms of two years each unless either party gives written notice of its election not to extend at least 180 days prior to the end of the initial term or any extended term. For purposes of this Agreement, the "term" includes the initial term and each extended term.

Section 5.5 Liquidated Damages. The first sentence of this section shall be amended to read as follows: In the event of termination of this Agreement by FPS pursuant to the provisions of Section 5.4 herein, or in the event of any termination of this Agreement by the User other than as permitted in accordance with the provisions of Section 5.6 or Section 5.7 herein, the User shall pay to FPS, as liquidated damages and not as a penalty, in addition to all other amounts then owing hereunder, a percent, as set forth in Exhibit "D" attached hereto, of the projected charges which would become payable by the User between the date of termination and the end of the then current term of this Agreement.

Section 5.6 Material Default by FPS. Two additional sentences are added to this section to read as follows: In the event that there is no contributory fault on the part of the User, no termination fees will apply. In the event of such termination, FPS agrees to refund to the User a pro rata share of the initial license fees paid by the User under this Agreement for the following:
GOLDTeller, GL GOLD, WinTerm,

GOLDView. This pro rata share will be based on the following equation:
(Remaining number of months of the initial contract term x 2.778% x the above listed total license fees paid by the User).

Section 5.8 Cooperation on Termination. The second sentence of this section shall be changed to read as follows: As part of such transition, FPS, at the request of the User, will deliver such data to the User or its new processor in test and final form either on tape or on printout, or both, and the User agrees prior to delivery of final data, to pay FPS the reasonable cost thereof, including the cost of any required computer and programmer time used in preparing the tape or the printout.

Section 7.6 Disaster Protection. The fourth sentence in this section shall be changed to read as follows: FPS will provide the results of its annual disaster test to the User.

Section 8.2 Limitation of Damages. This section to be changed in its entirety to read as follows: NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL FPS BE LIABLE TO CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES ARISING FROM THIS AGREEMENT OR ITS PERFORMANCE OR FAILURE OF PERFORMANCE, EVEN IF FPS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Without limiting the foregoing, the total liability of FPS for any and all claims in any way hereunder, regardless of the form of action, whether in contract or in tort, including negligence, shall in no event exceed the greater of (a) $50,000, or
(b) six times the average monthly charges paid by the User to FPS pursuant to this Agreement during the 12 months immediately preceding the date on which the User first gives FPS written notice of any such claim; provided, however, the foregoing limitation on liability shall not apply to any refund obligation of FPS under Section 5.6 herein.

Section 9.3 Governing Law and Limitation on Actions. The first sentence in this section shall be changed to read as follows: This Agreement is entered into in the State of California and in all respects shall be construed, interpreted, and governed by the laws of the State of California.

Section 9.6 Arbitration. The first sentence in this section shall be changed to read as follows: Any claim arising out of or relating to this Agreement shall be settled by arbitration at Portland, Oregon, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Section 9.7 Binding Effect. A sentence shall be added to this section to read as follows: In the event of a change in ownership of more than 50% of the issued and outstanding shares of stock of DHI within any one year period (excluding any changes in ownership resulting from transfers of stock between the current owners for the benefit of their spouses, their descendants, or spouses of descendants), the User shall have the right to terminate this Agreement without penalty.

Performance Levels:

Downtime: FPS will use its best efforts to achieve a 97% or better availability of units under this Agreement. Should either the on-line system availability or the GOLDPhone system availability, other than scheduled downtime, fall below 97%, FPS will use its best efforts to return above 97%. If the availability of the on-line system falls below an average of 97% in any one month then FPS will reduce the User's bill for that month as follows:

      Monthly Average Availability                     Percentage Rebate of Monthly Bill
             94%-97%                                                2.25%
             92%-94%                                                3.00%
             91%-89%                                                5.00%
       Less than 89%                                                8.00%


Downtime excludes the non-availability for any reason beyond FPS's control specified in section 8.1. Unscheduled downtime is defined as any time the on-line is unavailable to the User during hours of operation as described in section 1.3. without 24 hours advance notice to User. If the monthly average availability is less than 89% in any two consecutive months, then User shall have the right, by written notice to FPS, to terminate this Agreement without any obligation to FPS for liquidated damages.

Response Time: This provision for the measurement of system response time has been agreed to because of the difficulty which the parties acknowledge exists in determining average teller transaction response time and average GOLDPhone transaction response time. Average response time means the average time elapsed from the time the transaction enters the FPS Central Processing Unit (CPU) in Provo until the time the response leaves the CPU. The test condition shall be based on the following:

  1. Response time tests shall be run on terminals running the highest priority for single account inquires or single account file maintenance type transactions that require only on transmission to and from the CPU.
  2. During the response time tests (a) no programs other than the necessary applications and operating programs shall be running on the CPU, and (b) no batch type background processing shall be running on the CPU and no program request shall be running against the User data files which involves heavy CPU or disk utilization (a request requiring more than 10 disk input-output operations). A "transaction" is a posting or an inquiry made from a terminal to the CPU to a specific data base element or elements, and is not an analytical review of even a portion of the data base nor is it a request for a report or summary.
  3. The determination of average response time shall be determined automatically by monitoring programs running on the CPU which measure the time a transaction is in the CPU. These tests will be run at mutually agreed upon times by the User and FPS.

Penalties for average response times over those specified below shall be calculated as follows:

           Monthly Average Response      Monthly Credit
                    Time
                 4 Seconds                   2.50%
                 5 Seconds                   3.75%
                 6 Seconds                   5.00%


If the monthly average response time is greater than six (6) seconds in any two consecutive months, then User shall have the right, by written notice to FPS, to terminate this Agreement without any obligation to FPS for liquidated damages.

Other Contract Provisions:

FPS will provide a 20% discount off of G/L GOLD(TM), GOLDTeller(TM), WinTerm and GOLDView/(R)/ initial licensing fees.

FPS will complete the GOLDPlatform(TM) system by the time the User goes on-line in accordance with this agreement. In the event the GOLDPIatform system is not completed, FPS will provide a $600.00 credit per month until such time the system is completed.


                                    PAN AMERICAN BANK, FSB.


                                    By: /s/ Carol M. Bucci
                                        ---------------------------------

                                    Title: Senior Vice President
                                           ------------------------------


                                    DHI Computing Service, Inc., dba FPS GOLD

                                    By: /s/ B. Lynn Crandell
                                        ---------------------------------

                                    Title: CEO
                                           ------------------------------

                FPS GOLD/(R)/ ON-LINE COMPUTER SERVICE AGREEMENT
                         Exhibit A - Approved Equipment

--------------------------------------------------------------------------------

EQUIPMENT - Below is a list of approved equipment that can be used to access the FPS Gold Systems:

Modems/Routers:

IBM 5865 Series
IBM 7861 Series
IBM 7868-025
CrossComm XL Series Router

Modems - To be used for dial-up disaster recovery:

IBM 785
IBM 5853
CrossComm XL Series PCMCIA

Modem Splitter - To expand the number of ports hooked directly to modem:

3287 Interlinks protocol converter

Teller Gear -

IBM 4701 Controllers and associated printers and terminals.

IBM 4702 Controllers and associated printers and terminals.

ISC-Bunker Ramo Pinnacle Controllers and associated printers and terminals.

IBM PC's using "CT" or GOLDTeller(TM) software (486, 12MB RAM minimum).

ISC-Bunker Ramo PSP Controllers and associated printers and terminals.

Coax Attached Printers:

IBM 4224 Printer
IBM 4234 Printer
IBM 4245 Printer

Teller Printers:

IBM 4720 used with 4700 hardware
IBM 4722 used with "CT" or GOLDTeller software
Lexmark 2380 series used with "CT" or GOLDTeller software
Lexmark 2390 series used with "CT"or GOLDTeller software

Printers Attached to PC's:

HP Laserjet I, II, IID, III, IIID, VI, VID, & Vsi
Any IBM PC Printer
Any IBM Compatible PC Printer

Personal Computers - PC's hooked to the FPS System as workstations using DHI3270
Software:

All IBM 486 PC's or better
All IBM 486 Compatible PC's or better

Personal Computers - PC's used as communications servers to access the FPS
System:

All IBM PC 486 with clock speeds of 20 Mhz or greater

Local Area Network Hardware:

IBM Token Ring
Ethernet

Local Area Network Software:

Novell Netware 3.1 or better
IBM PC LAN
IBM OS/2 LAN Server
Microsoft NT Server

3270 Boards and Software:

DHI 3270 Boards and Software

Other equipment may work on the FPS System, but it needs to be approved and tested before FPS can verify that such hardware or software can be used to access the FPS GOLD systems. Time for testing of other hardware is billable at $75.00 per hour, plus expenses. Installation and setup all equipment is billable at $75.00 per hour, plus expenses.

                FPS GOLD/(R)/ ON-LINE COMPUTER SERVICE AGREEMENT
                          Exhibit B - Standard Reports
________________________________________________________________________________
Deposit & G/L Systems
________________________________________________________________________________


Daily

Account Activity Summary
Account Kind Detail Listing
Accounts Pulled for Processing
Auto Deposit In-House Transfers
Auto Funds Reconciliation List
Auto Funds Payment List
Auto-Deposit Exception Report
Automated Entry Register
Card Management Summary Report
Card Issue/Reissue Report
Cash Letter Reconciliation
Cash In and Cash Out by Teller
Closed Account Journal
Credit Card Payment/Advance Report
Daily Deposit Transaction Listing
Daily Regulation -D- Report
Daily Interest Accrual - Deposits
Daily Large Transactions Journal
Daily Withholding Transaction Journal
Earnings Check Register
File Maintenance Journal
General Ledger File Maintenance Journal
General Ledger File Balancing Report
Interest Rate Rollover and Accrual Report
Listing of Accounts Closed Tonight
Management Summary
Name and Address Activity Report
Name and Address Daily Report
Negative Balance NOW Accounts
NOW Account Stop/Hold Report.
NOW Account Service Charges
Opened Account Journal
Overdraft Processing Report
Proof Items in Account/Amount Order
Proof Items for G/L and Acct.  Posting
Retirement Account Posting Journal
Savings Earnings Posting Totals
Savings Short Trial Balance
Savings Earnings Posting Report
Statement Error Report
Teller Journal
Teller Cash Report from Proof
Teller Total Summary
Teller Journal for XXXX
Teller Override Listing Report
Transfer System Transaction Report
Uncollected Funds Report

Monthly/Cycled

1099 Report - Numeric List
1099 Report - Social Security List
1099 Tape and Statement Totals
1099 Report - Alpha List.
1099R Report
80 Thousand and Over Report
Accounts Receiving Maturity Notices
Accrual Report
Auto Pay Transaction Journal
Auto Pay Service Charges
Auto-Posting General Ledger Error List
Certificate Information Report
Certificate Maturity Exception Report
Customer Information Report - Savings Deposits
Deposits by Territory
Exception Report for Accounts Without a 1099
Fifty-Nine and One Half Report
General Ledger File Balancing Report
General Ledger Miscellaneous Transaction Journal
General Ledger Auto-Posting Recap Summary
General Ledger Transaction Listing
General Ledger Auto-Posting Recap
Inactive Accounts Listing
Name/Address Listing - Alpha Sequence
Name/Address Listing - Numeric Sequence
Retirement Account by Social Security Number
Retirement Account Service Charge Report
Retirement Accounts in Alpha Sequence
Savings Rate and Maturity Information Report
Savings/Checking Trial Balance
Savings/Checking Trial Balance - Totals Only
Seventy and One Half Report
Statement Savings Report
Teller File Cash Report
Teller Activity Report
Transmatic Payment List
Transmatic Reconciliation List
Transmatic Exception Report
Withholding Report

________________________________________________________________________________
Loan System
________________________________________________________________________________


Daily                                                        034   Investor Servicing Summary
                                                             035   Deferred Loan Costs Amortization
       Loan Auto-Payment Reconciliation List                 037   Loan Pre-paid/Delinquent Report
002    Account Posting Journal                               040   FNMA Active/Removed Trial Balance
002    Tranlog Journal                                       042   Monthly Reserve Disbursement
006    Daily Loan Participation Payoff Report                043   Single Debit Investor
007    Daily Investor Posting Journal                        044   FHLB Section H
008    Daily Loan Posting Journal                            045   investor Reconciliation (087)
009    Loan File Maintenance Register                        046   Investor Collection Report
011    G/L Autopost Error List                               047   Investor Remittance Report
012    G/L Autopost Recap & Summary                          048   Investor Loan Exception Report
013    Afterhours Processing Exception Listing               049   FSLIC Settlement Report
014    Interest Rate Table File Maintenance Register         050   FNMA Loan Activity Report
015    Late Notice                                           051   MGIC Remittance Exception Report
016    Late Notice                                           053   GNMA Monthly Accounting Report
017    Late Notice                                           055   Monthly Income
017    Automated Entry Register                              057   Company/Agent Reserve Payment Journal
018    Late Notice                                           058   Interest Rate Journal
020    G/L Misc. Tran. Jnl                                   064   Loans in Process Trial Balance w/History
022    Coupons                                               068   1098 Loan Interest Report
026    Report of Coupons Ordered                             070   FHLMC Tape and FHLMC Accounting Group Control Report
027    Reserve Disbursement Posting Journal                  070   FHMC Loan Level Reporting
028    ACH Entry Register                                    071   FNMA Monthly Payment/Rate Change
029    Teller Posting Journal                                073   Negative Loan Reserve Report
030    Transaction Journal                                   075   Earnings Report For Rule of 78's Loans
030    Loan Management Summary (By Investor & Type)          076   Long Trial Report For Rule of 78's Loans
031    Transmatic Reconciliation List                        077   Amortization of Deferred Fees
031    Transaction Journal By Tran Origination Code          078   Loan Rate & Maturity
033    Reserve Disbursement Posting By Policy Number         079   Late Charge Activity Report
039    AML Letter                                            081   Deferred Loan Fees Short Trial Balance
041    Posting Journal By TORC                               082   Reserve Disbursement Forecast List
054    Loan Closing & Doc Prep Journal                       083   Loan Warning Report
059    Contract Collection Seller Disb. Checks               084   Loan Deferred Fees Trial Balance
060    Contract Collection Seller Receipts                   086   Simplified Loan Trial Balance
061    Contract Collection Disbursement Register             090   OTS Section A
062    Contract Collection Action Report                     091   Loans Sold This Month
063    Coupon Tape Creation                                  092   Dealer Loan Trial Balance
065    Late Charge Report                                    093   Single Line Loan Delinquency Report
069    Seller Billings                                       094   Dealer Loan Collection
085    Proof of Deposit                                      095   Credit Life/Disability
088    Name and Address Change Journal                       096   Income on Loans Eligible For B&O Tax (WA)
089    Daily Loan Accrued Interest                           096   Income on Washington B&O Tax
101    LIP Budget Transfers                                  097   FNMA Investor Report
105    Stop File Tape (Lock Box)                             098   FNMA Trial Balance/Tape 100 Interest on Reserve Accrual
                                                             100   Interest on Reserves Accrual Report
Monthly/Cycled                                               103   Check Reconciliation Register
                                                             106   Student Loan Report
001    Loan Long Trial Balance w/History                     111   Loan Pooling Security Holders Register
004    Investor Delinquent Loan Report                       112   Over Credit Limit
005    Trial Balance of Loans Serviced
010    Investor Remittance Report (D47)
014    Loan Delinquency Report
019    Loan Accrued Interest Report
021    Reserve Disbursement Expiration List
023    New Loan Report
024    Closed Loan Report
025    Loan Action Needed Report
026    Loans to One Borrower Report
027    Loan Rate & Maturity Report (78)
032    RMIC Remittance Report

NOTE: The above lists are representative only and will be subject to change as new items are added to the system and others are revised. However, the listing is indicative of the services and reports that will be available, subject to revision by agreement between the users and FPS.

                FPS GOLD/(R) /ON-LINE COMPUTER SERVICE AGREEMENT
                          Exhibit D - Term Percentage

-------------------------------------------------------------------------------

                               Months
                              Remaining      Percent
                              in Term
                             -----------------------
                                  36           20.00%
                                  35           21.29%
                                  34           22.57%
                                  33           23.86%
                                  32           25.14%
                                  31           26.43%
                                  30           27.71%
                                  29           29.00%
                                  28           30.29%
                                  27           31.57%
                                  26           32.86%
                                  25           34.14%
                                  24           35.43%
                                  23           36.71%
                                  22           38.00%
                                  21           39.29%
                                  20           40.57%
                                  19           41.86%
                                  18           43.14%
                                  17           44.43%
                                  16           45.71%
                                  15           47.00%
                                  14           48.29%
                                  13           49.57%
                                  12           50.86%
                                  11           52.14%
                                  10           53.43%
                                   9           54.71%
                                   8           56.00%
                                   7           57.29%
                                   6           58.57%
                                   5           59.86%
                                   4           61.14%
                                   3           62.43%
                                   2           63.71%
                                   1           65.00%
                              -----------------------